UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2017

Fortune Valley Treasures, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-200760	32-0439333
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19F, Lianhe Tower, 1069 Nanhai Ave,

Nanshan District, Shenzhen, 518000, China

(Address of Principal Executive Offices) (Zip Code)

(86) 75586961406

Registrant’s telephone number, including area code

(Former Name or Former Address

if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On October 13, 2017 Fortune Valley Treasures, Inc. (the “Company”) filed an Amended Preliminary Schedule 14A with the US Securities and Exchange Commission (the “SEC”). Subsequently, on October 23, we received a comment letter from the SEC and proceeded to prepare our response to the SEC comment letter and an Amended Preliminary Schedule 14A (the “Schedule 14A”) as required. However, on November 29, 2017, Fortune Valley Treasures, Inc. (the “Company”) received notification from the SEC that the Public Company Accounting Oversight Board (“PCAOB”) had revoked the registration of our independent registered public accounting firm, Anthony Kam & Associates Ltd. (“AKAM”) As a result of AKAM’s registration revocation, effective December 1 2017 and as disclosed in our Form 8-K filed December 6, 2017, the Company dismissed AKAM as the Company’s auditor.

The revoking of the auditor’s registration with the PCAOB has rendered the consolidated financial statements audited by Anthony Kam & Associates Ltd. for the Amended Schedule 14A unusable. We have therefore requested the SEC to withdraw our Schedule 14A.

Additionally, as reported via a Form 8-K dated December 14, 2016, FVTI executed a Sale and Purchase Agreement (the Agreement”) to acquire 100% of the shares and assets of DaXingHuaShang Investment Group Limited, (“DIGL”) a company incorporated under the laws of Republic of Seychelles. Pursuant to the Agreement, Fortune Valley Treasures, Inc. has agreed to issue three hundred million shares of FVTI to DIGL to acquire 100% of the shares and assets of DIGL. Both parties to the Agreement are fully appraised of the situation regarding AKAM and the subsequent request for the withdrawal of the Schedule 14A and have agreed to proceed with the Agreement. FVTI and DIGL management are working together to modify the agreement and finalize the acquisition. As result, the closing has been delayed until March 31, 2018,

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 19, 2017

Fortune Valley Treasures, Inc.

/s/ Lin Yumin
Lin Yumin
President, Secretary, Chief Executive Officer, Director